Exhibit 10.1

AMENDMENT TO
EMPLOYMENT AGREEMENT
AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) dated February 27, 2015 between Arch Capital Group Ltd., a Bermuda corporation (the “Company”), and John D. Vollaro (the “Executive”).
WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of October 27, 2008 (the “Agreement”);
WHEREAS, the Company and the Executive wish to amend the Agreement as set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:
1.Section 4.03(e) of the Agreement is amended to read in its entirety as follows:

“(e)
payment by the Company of an amount equal to the excess, if any, of (i) the amount of income and employment taxes payable by the Executive to Bermuda and any other governmental taxing authority for the applicable taxable year over (ii) the amount that would have been payable by the Executive had he resided for the entire taxable year in the State of the United States with respect to which he files a state income tax return as a resident for the year, such reimbursement to be made on or before the last day of the calendar year following the calendar year for which the excess tax was incurred, and the amount eligible for reimbursement under this Section 4.03(e) in one calendar year shall not affect the amount eligible for reimbursement hereunder in any other calendar year; provided that, if the Executive files one or more State income tax returns for an applicable taxable year indicating that he is a resident of a State for part but not all of such taxable year, the amount described in clause (ii) shall be computed in a manner consistent with the positions as to State tax residence reflected on such State income tax returns; and provided further that if the Executive does not file a resident income tax return for the applicable taxable year with any State, the amount described in clause (ii) shall be determined as if the Executive resided throughout the applicable taxable year in a State which has no income tax; and”

2.    Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

3.    All questions concerning the construction, validity and interpretation of this Amendment and the Agreement shall be construed and governed in accordance with the laws of Bermuda, without reference to the principles of conflict of laws thereof.
4.    This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.
ARCH CAPITAL GROUP LTD.
By: /s/ Constantine Iordanou
Printed Name: Constantine Iordanou
Title: Chairman, President and Chief
Executive Officer
/s/ John D. Vollaro
John D. Vollaro